UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT No. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

the Securities Act of 1933

WESTWAY GROUP, INC.

(Exact name of registrant as specified in charter)

DELAWARE	20-4755936
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

365 Canal Street, Suite 2900

New Orleans, LA 70130

(Address of Principal Executive Offices) (Zip Code)

Thomas A. Masilla, Jr.

Chief Financial Officer

Westway Group, Inc.

365 Canal Street, Suite 2900

New Orleans, LA 70130

(540) 525-9741

(Name, address, including zip code and telephone number, including area code, of agent for service)

With a copy to:

Matthew F. Herman, Esq.

Doug Bacon, Esq.

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, New York 10022

(212) 277-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of ‘‘large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (filed on January 11, 2010, File No. 333-164289) (as amended on February 5, 2010 and February 10, 2010, the “Registration Statement”) is being filed by Westway Group, Inc., a Delaware corporation (the “Company”), in order to terminate the effectiveness of the Registration Statement and to deregister, as of the Effective Time (defined below), all securities previously registered under the Registration Statement which remained unsold as of the Effective Time.

On December 20, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bishop Infrastructure III Acquisition Company, Inc., a Delaware corporation (the “Purchaser”), and Bishop Infrastructure II Acquisition Company, Inc., a Delaware corporation (the “Parent”), pursuant to which the Purchaser agreed to accept for payment in cash all of the outstanding equity securities of the Company.

Pursuant to the terms and subject to the conditions of the Merger Agreement, the Purchaser was merged with and into the Company (the “Merger”) effective on February 1, 2013 (the “Effective Time”). At the Effective Time, each remaining issued and outstanding security not tendered in the Offer (other than securities held by the Parent, the Purchaser or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries, and securities for which appraisal rights were properly demanded and perfected in accordance with the General Corporation Law of the State of Delaware (“DGCL”)) was, by virtue of the Merger and without any action on the part of the holders thereof, converted into the right to receive in cash the amount of $6.70, without interest thereon and less any required withholding taxes, subject to any appraisal rights available to the holders of such securities under section 262 of the DGCL.

As a result of the Merger, the Company has terminated all offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, Louisiana, on February 1, 2013.

Westway Group, Inc.

	By:	/s/ Thomas A. Masilla, Jr.
Date: February 1, 2013	Name:	Thomas A. Masilla, Jr.
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Erwin Thompson Director

/s/ Erwin Thompson
Date: February 1, 2013

Maxwell Burke Director

/s/ Maxwell Burke
Date: February 1, 2013

Thomas A. Masilla, Jr. Chief Financial Officer

/s/ Thomas A. Masilla, Jr.
Date: February 1, 2013

James B. Jenkins Chief Executive Officer

/s/ James B. Jenkins
Date: February 1, 2013